Exhibit 11.1

SAI.TECH GLOBAL CORPORATION
CODE OF ETHICS AND CONDUCT

Effective as of April 29, 2022

1.	Overview

As a public company, we have a responsibility to ensure that our filings with the Securities and Exchange Commission (the “SEC”) and other public communications are timely and accurate. We expect each of our directors and officers and other employees to take this responsibility very seriously and act in accordance with the highest standards of personal and professional integrity in all aspects of their work related to our financial reporting. In addition, our Board of Directors, Chief Executive Officer and Chief Financial Officer each have a special responsibility both to adhere to these principles themselves and to ensure that a culture exists throughout our organization as a whole, which ensures accurate and timely financial reporting. Because of these and other responsibilities, each of our directors, officers and other employees are bound by this Code of Business Ethics. Each person agrees that he or she will:

●	Engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Produce full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the Securities and Exchange Commission and in other public communications we make;

●	Comply with applicable governmental laws, rules and regulations;

●	Promptly report any violations of this Code of Business Ethics to our Chief Legal Officer or Audit Committee;

●	Adhere to the Code of Business Ethics, including fair process by which to determine violations; and

●	Protect the Company’s legitimate business interests, including its assets and corporate opportunities.

2.	Honest and Ethical Conduct

Each director, officer and employee owes a duty to SAI.TECH Global Corporation (together with its subsidiaries, the “Company”) to act with integrity. Integrity requires, among other things, being honest and ethical. This includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Deceit and subordination of principle are inconsistent with integrity. Each director, officer and employee must:

●	act with integrity, including being honest and ethical while still maintaining the confidentiality of information where required or consistent with the Company’s policies;

●	observe both the form and spirit of laws and governmental rules and regulations and accounting standards; and

●	adhere to a high standard of business ethics.

3.	Anti-Bribery / Anti-Corruption

The Company is committed to comply with the highest ethical standards, including anti-bribery and anti-corruption obligations. As such, each director, officer, and employee shall not solicit, receive, give, or offer bribes, kickbacks, inappropriate gifts or engage in other corrupt practices to obtain or maintain business or favors.

In particular, Company’s directors, officers, or employees shall not authorize, provide, promise, or offer to provide anything of value to a third party for the purpose or with the intent of improperly influence his or her decisions or improperly perform his or her functions. “Third party” includes customers, vendors, suppliers, agents, distributors, developers, local or foreign governments, agencies, political organizations, political candidates, etc.

No Company directors, officers, or employees, shall request, agree to receive, or accept money or anything of value with the intent of being influenced in the performance of their functions. For that purpose, any gift with a value over $100 U.S. Dollar, received by a director, officer, or employee in connection with the Company’s business must be immediately reported to the Chief Legal Officer.

4.	Conflicts of Interest

A “conflict of interest” arises when an individual’s personal interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has personal interests that may make it difficult to perform his or her Company work objectively and effectively. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Chief Legal Officer. Interests in other companies, including potential competitors and suppliers, that are purely for investment purposes, are not significant to the individual and do not include involvement in the management of the other entity, or where an otherwise questionable relationship is disclosed to the Company’s board of directors and any necessary action is taken to ensure there will be no effect on the Company, are not considered conflicts unless otherwise determined by our board of directors. Fidelity or service to the Company should never be subordinated to or dependent on personal gain or advantage. Conflicts of interest should, whenever possible, be avoided. In most cases, anything that would constitute a conflict for a director, officer or employee also would present a conflict if it is related to a member of his or her family.

5.	Disclosure

Each director, officer or employee, to the extent involved in the Company’s disclosure process, including the Chief Executive Officer and the Chief Financial Officer (the “Senior Financial Officers”), is required to be familiar with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure. Each director, officer or employee, to the extent involved in the Company’s disclosure process, including without limitation the Senior Financial Officers, must:

●	familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company; and

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

6.	Compliance

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations in the performance of their duties for the Company, including those relating to accounting and auditing matters and insider trading. Generally, it is against Company policy for any individual to profit from undisclosed information relating to the Company or any other company in violation of insider trading or other laws. Anyone who is aware of material nonpublic information relating to the Company, our customers, or other companies may not use the information to purchase or sell securities in violation of the federal securities laws. If you are uncertain about the legal rules involving your purchase or sale of any Company securities or any securities in companies that you are familiar with by virtue of your work for the Company, you should consult with the Company’s Legal Department before making any such purchase or sale. Other policies issued by the Company also provide guidance as to certain of the laws, rules and regulations that apply to the Company’s activities.

7.	Reporting and Accountability

Reports of observed or suspected violations of this Code of Business Ethics will be investigated promptly, thoroughly and in accordance with our legal obligations. Confidentiality is maintained to the fullest extent possible. We are all obliged to cooperate with investigations and provide complete, accurate and truthful information. Violations of this Code of Business Ethics, which include failure to report potential violations by others, may be viewed as a severe disciplinary matter that may result in disciplinary action, up to and including termination of employment. Waivers of this Code of Business Ethics applicable to our directors and executive officers must be approved by our Board of Directors and will be publicly disclosed if granted. Waivers of this Code of Business Ethics to all other employees must be approved by the Chief Legal Officer. It is a violation of this Code of Business Ethics to retaliate against any employee for good faith reporting of violations of this code or cooperating in an investigation.

8.	Corporate Opportunities

Each of our directors, officers and other employees owe a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises. Each of our directors, officers and other employees is prohibited from directly or indirectly (a) taking personally for themselves opportunities that are discovered through the use of Company property, information or positions; (b) using Company property, information or positions for personal gain; and (c) competing with the Company.

9.	Confidentiality

In carrying out the Company’s business, each of our directors, officers and other employees may learn confidential or proprietary information about the Company, its customers, distributors, suppliers, or joint venture partners. Confidential or proprietary information includes all non-public information relating to the Company, or other companies, that would be harmful to the relevant company or useful or helpful to competitors if disclosed. Each of our directors, officers and other employees must maintain the confidentiality of all information entrusted to them, except when disclosure is authorized or legally mandated.

10.	Fair Dealing

Each of our directors, officers and other employees should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No director, officer and other employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

11.	Protection and Proper Use of Company Assets

Each of our directors, officers and other employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

12.	No Rights Created

This Code of Business Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s directors, officers and other employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity. It is the Company’s belief that the policy is robust and covers most conceivable situations.

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